                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Brooke Group Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              BROOKE GROUP LTD.
                           100 S.E. SECOND STREET
                            MIAMI, FLORIDA  33131


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 2, 1997


TO THE STOCKHOLDERS OF BROOKE GROUP LTD.:

     The Annual Meeting of Stockholders of Brooke Group Ltd., a Delaware corporation (the "Company"), will be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, June 2, 1997 at 11:00 a.m. local time, and at any adjournments or postponements thereof, for the following purposes:

     1. To elect three directors to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

     2. To transact such other business as properly may come before the meeting or any adjournments or postponements of the meeting.

     Every holder of record of common stock, par value $.10 per share (the "Common Stock"), of the Company at the close of business on April 28, 1997 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from May 22, 1997 to June 2, 1997, at the headquarters of the Company located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. A proxy statement, form of proxy and the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1996 are enclosed herewith.



                                          By Order of the Board of Directors,




                                          BENNETT S. LEBOW
                                          Chairman of the Board of Directors


Miami, Florida
April 29, 1997

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                              BROOKE GROUP LTD.
                           100 S.E. SECOND STREET
                            MIAMI, FLORIDA  33131



                               PROXY STATEMENT



                                INTRODUCTION

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Brooke Group Ltd., a Delaware corporation (the "Company"). The proxy is solicited for use at the annual meeting of stockholders (the "Annual Meeting") to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, June 2, 1997, at 11:00 a.m. local time, and at any adjournments or postponements thereof. The Company's principal executive offices are located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, and its telephone number is (305) 579-8000.


                  VOTING RIGHTS AND SOLICITATION OF PROXIES

     Every holder of record of common stock, par value $.10 per share (the "Common Stock"), of the Company at the close of business on April 28, 1997 (the "Record Date") is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. At the Record Date, the Company had outstanding 18,097,096 shares of Common Stock. The approximate date on which this proxy statement, accompanying notice and proxy and the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1996 (the "Annual Report") are first being mailed to stockholders is on or about April 30, 1997.

     Any stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at or prior to the Annual Meeting to the Secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the Annual Meeting if the stockholder is present and elects to vote in person.
Mere attendance at the Annual Meeting will not serve to revoke a proxy. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

     All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted FOR the election of the Board's nominees. The nominees receiving a plurality of the votes cast will be elected as directors. An affirmative vote of the majority of votes present at the meeting is necessary for approval of any other matters to be considered at the Annual Meeting. In all cases, shares with respect to which authority is withheld, abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Record Date, the beneficial ownership of the Company's Common Stock (the only class of voting securities) by (i) each person known to the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Company's directors and nominees,
(iii) each of the Company's named executive officers (as such term is defined in the Summary Compensation Table below) and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned, and the business address of each person is 100 S.E. Second Street, Miami, Florida 33131.


                   NAME AND ADDRESS OF                     NUMBER OF  PERCENT OF
                    BENEFICIAL OWNER                        SHARES       CLASS
                   -------------------                     ---------  ----------
Bennett S. LeBow (1)                                       9,536,208       52.7%

BSL Partners (2)                                           4,844,156       26.8%

LeBow Limited Partnership (3)                              1,281,715        7.1%

LeBow Family Partnership 1993, Ltd. (4)                      499,999        2.8%

Richard S. Ressler(5)                                      1,812,999       10.0%
 Orchard Capital Corporation
 10960 Wilshire Boulevard
 Los Angeles, CA  90024

Robert J. Eide (6)                                            10,000         (*)
 Aegis Capital Corp.
 70 East Sunrise Highway
 Valley Stream, NY  11581

Jeffrey S. Podell (6)                                         10,000         (*)
 Newsote, Inc.
 26 Jefferson Street
 Passaic, NJ  07055

Richard J. Lampen (7)                                              0          -

Joselynn D. Van Siclen (7)                                         0          -

Ronald S. Fulford (8)                                              0          -
 Liggett Group Inc.
 700 West Main Street
 Durham, NC  27702

All directors and executive officers as a group
(6 persons)                                                9,556,208       52.8%

------------------------

(*) The percentage of shares beneficially owned does not exceed 1% of the Common Stock.

(1) Includes Common Stock held by BSL Partners, a New York general partnership ("BSL Partners"), LeBow Limited Partnership, a Delaware limited partnership ("LLP"), and LeBow Family Partnership 1993, Ltd., a Florida limited partnership ("LFP"). 2,874,129 of the shares of Common Stock owned by Bennett S. LeBow (the "Chairman") (together with shares of certain other affiliated holders specified below) are pledged to a financial institution (the "Pledge").

(2) The Chairman holds an 80% interest in BSL Partners. The remaining interest is held by LLP. Pursuant to the Pledge, all shares of Common Stock owned by BSL Partners are pledged.

(3) The Chairman is the 99.99% general partner of LLP. Pursuant to the Pledge, all shares of Common Stock owned by LLP are pledged.

(4) The Chairman is the general partner and a limited partner of LFP, and trusts for the benefit of the Chairman and certain family members hold the remaining partnership interests.

(5) Based upon Amendment No. 5 to Schedule 13D dated July 24, 1996, filed by the named individual.

(6)  The named individual is a director of the Company.

(7)  The named individual is an executive officer of the Company.

(8) The named individual is an executive officer of the Company's subsidiary, Liggett Group Inc. ("Liggett").

     In addition, by virtue of his controlling interest in the Company, the Chairman may be deemed to own beneficially the securities of the Company's subsidiaries, including BGLS Inc. ("BGLS") and Liggett, and securities of New Valley Corporation ("New Valley"), in which the Company holds an indirect voting interest of approximately 42%. The disclosure of this information shall not be construed as an admission that the Chairman is the beneficial owner of any securities of the Company's subsidiaries or New Valley under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed. None of the Company's other directors or executive officers beneficially owns any equity securities of any of the Company's subsidiaries or New Valley.

                     NOMINATION AND ELECTION OF DIRECTORS

     The By-Laws of the Company provide, among other things, that the Board, from time to time, shall determine the number of directors of the Company. The size of the Board is presently set at three. The present term of office of all directors will expire at the Annual Meeting. Three directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

     It is intended that proxies received will be voted FOR election of the nominees named below unless marked to the contrary. In the event any such person is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the present Board. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

     The Board recommends that stockholders vote FOR election of the nominees named below.

INFORMATION WITH RESPECT TO NOMINEES

     The following table sets forth certain information, as of the Record Date, with respect to each of the nominees. Each nominee is a citizen of the United States.

NAME AND ADDRESS         AGE  PRINCIPAL OCCUPATION
----------------         ---  --------------------

Bennett S. LeBow         59   Chairman of the Board, President
Brooke Group Ltd.             and Chief Executive Officer
100 S.E. Second Street
Miami, FL 33131

Robert J. Eide           43   Secretary and Treasurer, Aegis
Aegis Capital Corp.           Capital Corp.
70 E. Sunrise Highway
Valley Stream, NY 11581

Jeffrey S. Podell        56   Chairman of the Board and
Newsote, Inc.                 President, Newsote, Inc.
26 Jefferson Street
Passaic, NJ 07055

     Each director is elected annually and serves until the next annual meeting of stockholders and until his successor is duly elected and qualified.

BUSINESS EXPERIENCE OF NOMINEES

     BENNETT S. LEBOW (the "Chairman") has been Chairman of the Board, President and Chief Executive Officer of the Company since June 1990 and has been a director of the Company since October 1986. Since November 1990, he has been Chairman of the Board, President and Chief Executive Officer of BGLS, a wholly-owned subsidiary of the Company, which directly or indirectly holds the Company's equity interests in several private and public companies.

     The Chairman has been a director of Liggett, an indirect wholly-owned subsidiary of the Company engaged in the manufacture and sale of cigarettes primarily in the United States, since June 1990 and Chairman of the Board of Liggett from July 1990 to May 1993. He served as one of three interim Co-Chief Executive Officers of Liggett from March 1993 to May 1993.

     He has been Chairman of the Board of New Valley, a company engaged in the investment banking and brokerage business, in real estate development in Russia and the Ukraine, in the ownership and management of commercial real estate in the United States and in the acquisition of operating companies, in which the Company holds an indirect voting interest of approximately 42%, since January 1988 and Chief Executive Officer since November 1994. In November 1991, an involuntary petition seeking an order for relief under Chapter 11 of Title 11 of the United States Code was commenced against New Valley.  New Valley emerged
from bankruptcy reorganization proceedings in January 1995.   He has been
Chairman of the Board, President and Chief Executive Officer of New Valley Holdings, Inc., an indirect wholly-owned subsidiary of the Company ("NV Holdings"), which holds certain of the Company's equity interests in New Valley, since September 1994.

     He was a director of MAI Systems Corporation ("MAI"), the Company's former indirect majority-owned subsidiary, from September 1984 to October 1995, Chairman of the Board from November 1990 to May 1995 and the Chief Executive Officer from November 1990 to April 1993. In April 1993, MAI filed for protection under Chapter 11 of Title 11 of the United States Code. In November 1993, MAI emerged from bankruptcy reorganization proceedings. MAI is engaged in the development, sale and service of a variety of computer and software products.

     ROBERT J. EIDE has been a director of the Company since November 1993. Mr. Eide has been a director of BGLS since November 1993, a director of NV Holdings since September 1994, Secretary and Treasurer of Aegis Capital Corp., a registered broker-dealer, since before 1988. Mr. Eide also serves as a director of Nathan's Famous, Inc., a restaurant chain.

     JEFFREY S. PODELL has been a director of the Company since November 1993. Mr. Podell has been a director of BGLS since November 1993, a director of NV Holdings since September 1994 and the Chairman of the Board and President of Newsote, Inc., a privately-held holding company, since 1989. Mr. Podell was a registered representative at Aegis Capital Corp. from before 1988 to 1992.

BOARD OF DIRECTORS AND COMMITTEES

     During 1996, the Board of Directors held seven meetings. During 1996, the Executive Committee (composed of Messrs. Eide and LeBow) did not meet, while the Audit Committee (composed of Messrs. Eide and Podell) and the Compensation Committee (composed of Messrs. Eide, LeBow and Podell) met once. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of each committee of which he was a member held during such period.

     The Executive Committee exercises, in the intervals between meetings of the Board of Directors, all the powers of the Board of Directors in the management and affairs of the Company.

     The Audit Committee reviews, with the Company's independent auditors, matters relating to the scope and plan of the audit, the adequacy of internal controls and the preparation of financial statements, and reports and makes recommendations to the Board of Directors with respect thereto.

     The Compensation Committee reviews, approves and administers management compensation and executive compensation plans.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation awarded to, earned by or paid during the past three years to those persons who were, at December 31, 1996, the Company's Chief Executive Officer, the other two executive officers of the Company and an executive officer and a former executive officer of a subsidiary of the Company whose cash compensation exceeded $100,000 (collectively, the "named executive officers").

                      SUMMARY COMPENSATION TABLE (1)(2)

                             ANNUAL COMPENSATION


         NAME AND                                           OTHER ANNUAL   ALL OTHER
    PRINCIPAL POSITION      YEAR     SALARY       BONUS     COMPENSATION  COMPENSATION
--------------------------  ----  ------------  ----------  ------------  ------------
                                      ($)          ($)          ($)           ($)
Bennett S. LeBow            1996  1,484,375     742,188       148,438(3)       --
 Chairman of the Board,     1995  1,187,500     593,750       118,750(3)       --
 President and Chief        1994    950,000     475,000        95,000(3)       --
 Executive Officer

Richard J. Lampen(4)        1996    600,000(4)  100,000(4)         --          --
 Executive Vice President

Joselynn D. Van Siclen(5)   1996    131,667      10,000
 Vice President, Chief
 Financial Officer and
 Treasurer

Ronald S. Fulford(6)        1996    157,530(6)       --       552,832(7)       --
 Chairman of the Board,
 President and Chief
 Executive Officer of
 Liggett

Rouben V. Chakalian(8)      1996    294,000          --        68,000(9)       --
 Former Chairman of the     1995    432,000     285,120            --          --
 Board, President and Chief 1994    252,000     302,400       250,000(9)       --
 Executive Officer of
 Liggett

-------------------------

(1) The aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts were below the reporting requirements established by the rules of the Securities and Exchange Commission (the "SEC").

(2) No restricted stock or stock options were granted in 1994, 1995 or 1996 to the named executive officers.

(3)  Represents an annual payment in lieu of certain other executive benefits.

(4) Effective July 1, 1996, Mr. Lampen was appointed Executive Vice President of the Company. In 1996, all of Mr. Lampen's salary and bonus were paid by New Valley, and 25% (or $175,000) was subsequently reimbursed to New Valley by the Company. The table reflects 100% of Mr. Lampen's salary and bonus.

(5) Effective May 6, 1996, Ms. Van Siclen was appointed Vice President, Chief Financial Officer and Treasurer of the Company.

(6) Effective September 5, 1996, Mr. Fulford was appointed Chairman of the Board, President and Chief Executive Officer of Liggett.

(7) Represents payments made pursuant to a consulting agreement between Mr. Fulford and the Company, which payments were reimbursed to the Company by New Valley. See "Employment Agreements".

(8) Mr. Chakalian retired as President and Chief Executive Officer of Liggett on April 1, 1996.

(9) Represents payments made pursuant to a consulting agreement between Mr. Chakalian and Liggett. See "Employment Agreements".


COMPENSATION OF DIRECTORS

     Outside directors of the Company each receive $7,000 per annum as compensation for serving as a director, $1,000 per annum for each Board committee membership, $1,000 per meeting for each Board meeting attended, and $500 per meeting for each committee meeting attended. In addition, each outside director of BGLS receives $28,000 per annum as compensation for serving as a director, $500 per annum for each Board committee membership, $500 per meeting for each Board meeting attended, and $500 for each committee meeting attended. Each outside director is reimbursed for reasonable out-of-pocket expenses incurred in serving on the Board of the Company and/or BGLS.

EMPLOYMENT AGREEMENTS

     The Chairman is a party to an employment agreement with the Company dated February 21, 1992. The agreement has a one-year term with automatic renewals for additional one-year terms unless notice of non-renewal is given by either party six months prior to the termination date. As of January 1, 1997, the Chairman's annual base salary was $1,113,281. He is entitled to an annual bonus for 1997 of $556,640, payable quarterly, in lieu of participation in Company stock incentive plans. He is also entitled to an annual payment equal to 10% of his base salary in lieu of certain other executive benefits such as club memberships, company-paid automobiles and other similar perquisites. Following termination of his employment without cause (as defined), he would continue to receive his then current base salary and bonus for 24 months. Following termination of his employment within two years of a change of control (as defined) or in connection with similar events, he is entitled to receive a lump sum payment equal to 2.99 times his then current base salary and bonus.
In connection with the settlement of a stockholder lawsuit against the Company and the Chairman, the Chairman has agreed that, for a period of four years beginning January 1, 1994, his employment contract shall be adjusted on an annual basis on such terms as are established by a compensation committee consisting entirely of independent directors. In addition, the Chairman's salary and bonus may not be increased from one year to the next during the same four-year period by more than 10% per annum, except that his salary and bonus may be increased in the same percentage amount as any increase in the price of the Company's Common Stock during a calendar year, subject to a maximum increase of 25% per annum. His salary and bonus are subject to decrease if the price of the Common Stock decreases by more than 10% during a calendar year, up to a maximum decrease of 25% per annum, but in no event lower than compensation earned in 1994.

     Ronald S. Fulford, Chairman of the Board, President and Chief Executive Officer of Liggett, is a party to an employment agreement with Liggett, dated September 5, 1996. As of September 5, 1996, Mr. Fulford's annual salary was $425,000. Bonus payments are at the sole discretion of the Board of Directors of Liggett. Effective as of March 1, 1996, the Company entered into an agreement with Mr. Fulford. Pursuant to this agreement, Mr. Fulford agreed to provide various services in connection with the Company's investment in RJR Nabisco Holdings Corp. ("RJR Nabisco") (including, without limitation, consulting services, attendance at and participation in meetings related to the Company's solicitation of proxies at RJR Nabisco's 1996 annual meeting and presentations to financial analysts and institutional investors). During the term of the agreement, which ended on March 31, 1997, Mr. Fulford received compensation equal to UKPounds33,417 (or approximately US$54,000) per month and reimbursement for all reasonable business and travel expenses incurred in performing services under the agreement. The Company also agreed to reimburse Mr. Fulford for any reduction in pension benefits (currently estimated at approximately UKPounds14,400 (or approximately US$23,000) per annum) which resulted from his terminating of his employment with Imperial Tobacco to enter into the agreement.

     Rouben V. Chakalian, the former Chairman of the Board, President and Chief Executive Officer of Liggett, is a party to an employment agreement with Liggett, dated and effective as of June 1, 1994. The agreement, which terminated on May 31, 1996, was supplemented by letter agreements dated January 9, 1996 and August 23, 1996. Mr. Chakalian's annual base salary through May 31, 1996 was $432,000 and thereafter is compensated at a rate of $240,000 per annum (plus $2,000 per day if his presence is required at certain locations over six days per month). Since retiring as an executive officer of Liggett, Mr. Chakalian has continued to serve as a director of Liggett and has been serving as a consultant to Liggett's and the Company's management concerning worldwide tobacco business issues.

     Prior to June 1994, Mr. Chakalian served as a consultant to Liggett advising on both Liggett's international and domestic operations. While acting as a consultant, and pursuant to a letter agreement dated June 15, 1993, Mr. Chakalian received payments of $250,000 for consulting services rendered during 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, the Chairman and Messrs. Eide and Podell were members of the Company's compensation committee. Messrs. Eide and Podell serve as directors of BGLS and NV Holdings. Mr. Eide is a stockholder, and serves as the Secretary and Treasurer of Aegis Capital Corp. ("ACC"), a registered broker-dealer that has performed services for the Company and/or its affiliates since before January 1, 1996. During 1996, ACC received commissions and other income in the aggregate amount of $316,781 from the Company and/or its affiliates. ACC, in the ordinary course of its business in 1996, engaged in brokerage activities with Ladenburg Thalmann & Co. Inc., a subsidiary of New Valley, on customary terms. In connection with the acquisition of certain office buildings by New Valley on January 10, 1996, Mr. Eide received a commission of $220,000 from the seller.

     The Chairman is a director of Liggett. He is Chairman of the Board and Chief Executive Officer of New Valley, BGLS and NV Holdings.

DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

     BGLS sponsors the Retirement Plan For Salaried Non-Bargaining Unit Employees (the "Retirement Plan") of Liggett, which is a noncontributory, defined benefit plan. Each salaried employee of the participating companies becomes a participant on the first day of the month following one year of employment with 1,000 hours of service and the attainment of age 21. A participant becomes vested as to benefits on the earlier of his attainment of age 65, or upon completion of five years of service. Benefits become payable on a participant's normal retirement date, age 65, or, at the participant's election, at his early retirement after he has attained age 55 and completed ten years of service. A participant's annual benefit at normal retirement date is equal to the sum of: (A) the product of: (1) the sum of: (a) 1.4% of the participant's average annual earnings during the five-year period from January 1, 1986 through December 31, 1990 not in excess of $19,500 and (b) 1.7% of his average annual earnings during such five-year period in excess of $19,500 and
(2) the number of his years of credited service prior to January 1, 1991; (B) 1.55% of his annual earnings during each such year after December 31, 1990, not in excess of $16,500; and (C) 1.85% of his annual earnings during such year in excess of $16,500. The maximum years of credited service is 35. If hired prior to January 1, 1983, there is no reduction for early retirement. If hired on or after January 1, 1983, there is a reduction for early retirement equal to 3% per year for the number of years prior to age 65 (age 62 if the participant has at least 20 years of service) that the participant retires. The Retirement Plan also provides benefits to disabled participants and to surviving spouses of participants who die prior to retirement. Benefits are paid in the form of a single life annuity, with optional actuarially equivalent forms of annuity available. Payment of benefits is made beginning on the first day of the month immediately following retirement. As of December 31, 1993, the accrual of benefits under the plan for Liggett employees was frozen.

     As of December 31, 1996, none of the named executive officers was eligible to receive any benefits under the Retirement Plan.

     Under certain circumstances, the amount of retirement benefit payable under the Retirement Plan to certain employees may be limited by the federal tax laws. Any Retirement Plan benefit lost due to such a limitation will be made up by BGLS through a non-qualified supplemental retirement benefit plan. BGLS has accrued, but not funded, amounts to pay benefits under this supplemental plan.

STOCK OPTION GRANTS AND STOCK OPTION EXERCISES

     There were no stock options granted to or exercised by any of the named executive officers during 1996.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation arrangements for the Company's executive officers are usually negotiated on an individual basis between the Chairman and each executive. The Company's executive compensation philosophy is to base management's pay, in part, on achievement of the Company's goals, to provide incentives to enhance stockholder value, to provide competitive levels of compensation, to recognize individual initiative and achievement, and to assist the Company in attracting talented executives to a challenging and demanding environment and to retain such executives for the benefit of the Company and its subsidiaries, as the case may be. Compensation arrangements for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any increased responsibilities assumed by the executive. Bonus arrangements of certain executive officers are fixed by contract and are not contingent. The Company, from time to time, considers the payment of discretionary bonuses to its executive officers. Bonuses are determined based, first, upon the level of achievement by the Company of its goals and, second, upon the level of personal achievement by such executive officers.

     The compensation package of the Chairman was negotiated and approved by the independent members of the Board of Directors in February 1992. The compensation of the Chairman is set forth in an employment agreement between the Chairman and the Company and is restricted by a settlement agreement between the parties to a stockholder lawsuit against the Company and Chairman. See "Employment Agreements", above.

     The compensation package of Mr. Fulford, as Chairman of the Board, President and Chief Executive Officer of Liggett, was negotiated and approved by the Board of Directors of Liggett in September 1996. The compensation of Mr. Fulford is set forth in an employment agreement between Mr. Fulford and Liggett. See "Employment Agreements", above.

     In 1993, Section 162(m) was added to the Internal Revenue Code of 1986, as amended (the "Code"). This Section generally provides that no publicly held company shall be permitted to deduct compensation in excess of $1 million paid in any taxable year to its chief executive officer or any of its four other highest paid officers unless: (i) the compensation is payable solely on account of the attainment of performance goals; (ii) the performance goals are determined by a compensation committee of two or more outside directors; (iii) the material terms under which compensation is to be paid are disclosed to and approved by the stockholders of the Company; and (iv) the compensation committee certifies that the performance goals were met. This limitation is applicable to compensation paid by the Company to the Chairman. The effect of the Code Section 162(m) limitation is substantially mitigated by the Company's net operating losses, although the amount of any deduction disallowed under Code Section 162(m) could increase the Company's alternative minimum tax by up to 2% of such disallowed amount. For information relating to the Company's net operating losses, see Note 12 to the Company's Consolidated Financial Statements, which Note is set forth in the Annual Report enclosed herewith and is incorporated herein by reference thereto.

     The foregoing information is provided by the Compensation Committee of the Company.

                                                              Robert J. Eide
                                                              Bennett S. LeBow
                                                              Jeffrey S. Podell

PERFORMANCE GRAPH

     The following graph compares the total annual return of the Company's Common Stock, the S&P 500 Index, the S&P MidCap 400 Index and the S&P Tobacco Index for the five years ended December 31, 1996. The graph assumes that $100 was invested on December 31, 1991 in the Company's Common Stock and each of the indices, and that all dividends were reinvested. Information for the Company's Common Stock includes (i) the value of the October 7, 1993 distribution to the Company's stockholders of SkyBox International Inc. ("SkyBox") common stock assuming such stock was held until April 30, 1995 (the date on which Marvel Entertainment Group, Inc. completed its acquisition of SkyBox pursuant to, among other things, a cash tender offer of $16 per share) and the proceeds from the tender offer were reinvested on that date in the Company's Common Stock; and (ii) the value of the February 13, 1995 distribution to the Company's stockholders of MAI common stock, assuming such stock was held until December 31, 1996.

                           [GRAPH TO BE INSERTED.]



                   12/91  12/92  12/93  12/94  12/95  12/96
                   -----  -----  -----  -----  -----  -----
Brooke Group Ltd.    100     51    155    273    935    548
S&P 500              100    108    118    120    165    203
S&P MidCap           100    112    128    123    155    192
S&P Tobacco          100    100     78     85    134    170


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 16, 1996, the Company entered into a Stock Option Agreement (the "Agreement") with a consultant who serves as a director and President of New Valley. The Agreement granted such consultant non-qualified stock options to purchase 1,000,000 shares of the Company's Common Stock at an exercise price of $1.00 per share. The options, which will become exercisable over a ten-year term, vest in six equal annual installments beginning on July 1, 1997.
Pursuant to the Agreement, Common Stock dividend equivalents are paid on each vested and unexercised option. During 1996, the consultant received $480,000 of consulting fees from the Company and a subsidiary.

     Effective July 1, 1990, a former executive of the Company transferred his equity in the Company to the Chairman and resigned from substantially all of his positions with the Company and its affiliates. In consideration for this transfer, LLP, a partnership controlled by the Chairman, agreed, among other things, to make certain payments to the Company on account of the former executive's loan with a principal amount of $5,200,000 on December 31, 1996. On March 7, 1997, LLP satisfied its obligation with respect to the loan by transferring to the Company 400,000 shares of the Company's Common Stock, which shares had been pledged to secure the non-recourse obligation, except as to the pledged shares.

     During 1996, Orchard Capital Corporation, an affiliate of Richard Ressler, the beneficial owner of 10.0% of the Company's Common Stock and a director of New Valley, served as a consultant to Liggett and received consulting fees of $220,000.

     In 1995, the Company and New Valley entered into an expense sharing agreement pursuant to which certain lease, legal and administrative expenses are allocated to the entity incurring the expense. The Company expensed $406,807 under this agreement for the year ended December 31, 1996.

     During 1996, the Company and BGLS entered into a court-approved Stipulation and Agreement (the "Settlement") with New Valley relating to the Company's and BGLS's application under the Federal Bankruptcy Code for reimbursement of legal fees and expenses incurred by them in connection with New Valley's bankruptcy reorganization proceedings. Pursuant to the Settlement, New Valley reimbursed the Company and BGLS $655,217 for such legal fees and expenses. The terms of the Settlement were substantially similar to the terms of previous settlements between New Valley and other applicants who had sought reimbursement of reorganization-related legal fees and expenses.

     On December 18, 1996, New Valley loaned BGLS $990,000 under a short-term promissory note due January 31, 1997 and bearing interest at 14%. On January 2, 1997, New Valley loaned BGLS an additional $975,000 under another short-term promissory note due January 31, 1997 and bearing interest at 14%. Both loans, including interest, were repaid on January 31, 1997.

     On January 31, 1997, Brooke (Overseas) Ltd. ("BOL"), a wholly-owned subsidiary of the Company, entered into a stock purchase agreement (the "Purchase Agreement") with New Valley, pursuant to which BOL sold 99.1% of the shares (the "BML Shares") of the common stock of BrookeMil Ltd. ("BML"), a subsidiary of BOL engaged in real estate development in Russia, to New Valley. New Valley paid to BOL for the BML Shares a purchase price of $55 million, consisting of $21.5 million in cash and a $33.5 million 9% promissory note of New Valley (the "Note"). The Note is collateralized by the BML Shares and is payable $21.5 million on June 30, 1997 and $12 million on December 31, 1997. The transaction was approved by the independent members of the Board of Directors of BOL. BOL retained independent legal counsel in connection with the evaluation and negotiation of the transaction.

     The foregoing description of the BML sale is qualified in its entirety by reference to the Purchase Agreement and the annexes thereto, copies of which are incorporated by reference as exhibits to the Annual Report enclosed herewith and are incorporated herein by reference. See Item 1. "Business - Brooke (Overseas) Ltd. - Sale of BrookeMil Ltd." as well as Note 4 to the Company's Consolidated Financial Statements for information concerning the transaction and a pending lawsuit relating to New Valley's purchase of the BML Shares, each of which is set forth in the Annual Report enclosed herewith and is incorporated herein by reference thereto.

     For information concerning certain agreements and transactions between the Company, BGLS and New Valley relating to RJR Nabisco, see Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments - Certain Matters Relating to RJR Holdings" and Note 3 and
Note 17 to the Company's Consolidated Financial Statements, each of which is set forth in the Annual Report enclosed herewith and is incorporated herein by reference thereto.

   See also "Compensation Committee Interlocks and Insider Participation."

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

     Coopers & Lybrand L.L.P. has been the independent auditors for the Company since December 1986 and will serve in that capacity for the 1997 fiscal year unless the Board of Directors deems it advisable to make a substitution. It is expected that one or more representatives of such firm will attend the Annual Meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the Annual Meeting if they so desire.

                                MISCELLANEOUS

1996 ANNUAL REPORT ON FORM 10-K

     The Company has mailed, with this proxy statement, a copy of the Annual Report to each stockholder as of the Record Date. If a stockholder requires an additional copy of the Annual Report, THE COMPANY WILL PROVIDE ONE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY SUCH STOCKHOLDER ADDRESSED TO THE COMPANY'S SECRETARY AT BROOKE GROUP LTD., 100 S.E. SECOND STREET, MIAMI, FLORIDA 33131.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires directors and executive officers of the Company, as well as persons who own more than 10% of a registered class of the Company's equity securities (the "Reporting Persons"), to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Such Reporting Persons are also required by SEC regulations to furnish the Company with copies of all such reports that they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended December 31, 1996, all Reporting Persons have timely complied with all filing requirements applicable to them.

STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company at its principal executive offices, 100 S.E. Second Street, Miami, Florida 33131,
Attention: Marc N. Bell, Secretary, on or before December 31, 1997 in order to be included in the Company's proxy statement and accompanying proxy card relating to that meeting.

OTHER MATTERS

     The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for customary and reasonable expenses incurred in forwarding soliciting material to the beneficial owners of Common Stock.

     The Board knows of no other matters which will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited by this proxy statement will be voted in accordance with the judgment of the person or persons holding such proxy.


                                         By Order of the Board of Directors,



                                         BENNETT S. LEBOW
                                         Chairman of the Board of Directors


Dated:  April 29, 1997

                              BROOKE GROUP LTD.

                                    PROXY

  SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 1997 ANNUAL MEETING OF
                      STOCKHOLDERS OF BROOKE GROUP LTD.


     The undersigned stockholder of Brooke Group Ltd. (the "Company") hereby constitutes and appoints Andrew E. Balog and Marc N. Bell, attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 1997 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday June 2, 1997 at 11:00 a.m. local time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.


              (TO BE CONTINUED AND SIGNED ON THE REVERSE SIDE)

[X]  PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.

Item 1. Election of Directors:

        FOR all nominees named at right (except as indicated to the contrary)[ ]

        WITHHOLD AUTHORITY to vote for all nominees named at right [ ]

        Nominees:  Robert J. Eide, Bennett S. LeBow and Jeffrey S. Podell

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

--------------------------------------------------------------------------------


        If not otherwise directed, this proxy will be voted FOR the election of the nominees in Item 1.

        The Board of Directors recommends a vote FOR all nominees in Item 1.

PLEASE DATE, SIGN AND MAIL AT ONCE IN THE ENCLOSED POSTPAID ENVELOPE.


Signature ______________ Date _______ Signature _______________ Date___________
                                                IF HELD JOINTLY


NOTE: Please sign exactly as your name appears hereon. If signing as attorney, administrator, trustee, guardian or the like, please give your full title as such. If signing for a corporation, please give your title.